Exhibit 99.1

Corporate Office 7700 France Avenue South, Suite 275 Edina, MN 55435 Phone: 952.893.3200 Fax: 952.893.0704 www.uhs.com

CONTACT:	Rex Clevenger;
Executive Vice President and Chief Financial Officer
Universal Hospital Services, Inc.
(952) 893-3254

UNIVERSAL HOSPITAL SERVICES, INC. ANNOUNCES 2008 THIRD QUARTER RESULTS

Edina, Minn.—(BUSINESS WIRE)— November 11, 2008 – Universal Hospital Services, Inc. (“UHS”), a leading medical equipment lifecycle services company, today announced financial results for the quarter and nine months ended September 30, 2008.

Total revenues were $71.0 million for the third quarter of 2008, representing a $5.8 million, or 9% increase from total revenues of $65.2 million for the same period of 2007.  Through the first nine months of 2008, revenues increased by 12% to $218.1 million, as compared to the same period of 2007.

Net loss for the quarter was $7.1 million, compared to a net loss of $6.9 million for the same quarter last year. For the first nine months, UHS reported a net loss of $16.4 million versus net loss of $56.9 million for the same period of 2007.   The 2007 period losses primarily reflect charges related to the sale of UHS to Bear Stearns Merchant Banking (“BSMB”) (on November 1, 2008, BSMB changed its name to Irving Place Capital) on May 31, 2007, and include transaction and related costs and debt extinguishment charges.

Third quarter Adjusted EBITDA was $24.1 million, representing a $1.4 million, or 6% increase from $22.7 million for the same period of 2007. Adjusted EBITDA for the first nine months increased $7.5 million, or 11% to $78.2 million from $70.7 million for the same period of 2007.

UHS will hold its quarterly conference call to discuss 2008 third quarter results on Wednesday, November 12, 2008, at 2:00 p.m. Eastern Time (1:00 p.m. Central Time).

To participate, call (800) 926-6185 and advise the operator you would like to participate in the UHS Third Quarter Call with Gary Blackford. A taped replay of this call will be available from 4:00 p.m. Eastern Time on November 12 through 4:00 p.m. Eastern Time on November 19 by calling (800) 633-8284; enter reservation #21398582.

UHS will also use a slide presentation to facilitate the conference call discussion.  A copy of the presentation may be obtained via the company’s website at www.uhs.com in the “Financials” section.

About Universal Hospital Services, Inc.

Universal Hospital Services, Inc. is a leading medical equipment lifecycle services company.  UHS offers comprehensive solutions that maximize utilization, increase productivity and support optimal patient care resulting in capital and operational efficiencies. UHS currently operates through more than 80 offices, serving customers in all 50 states and the District of Columbia.

Universal Hospital Services, Inc.

7700 France Avenue South, Suite 275

Edina, MN  55435

952-893-3200

www.uhs.com

Adjusted EBITDA Reconciliation.  Adjusted EBITDA is defined by UHS as Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) before management and board fees, stock option expense, FAS 141 impact, loss on extinguishment of debt and transaction and related costs, which may not be calculated consistently among other companies applying similar reporting measures.  EBITDA and Adjusted EBITDA are not intended to represent an alternative to operating income or cash flows from operating, financing or investing activities (as determined in accordance with generally accepted accounting principles (“GAAP”)) as a measure of performance, and are not representative of funds available for discretionary use due to UHS’ financing obligations.  EBITDA is included because it is a widely accepted financial indicator used by certain investors and financial analysts to assess and compare companies and is an integral part of UHS’ debt covenant calculations, and Adjusted EBITDA is included because UHS’ financial guidance and certain compensation plans are based upon this measure.  Management believes that Adjusted EBITDA provides an important perspective on the company’s ability to service its long-term obligations, the company’s ability to fund continuing growth, and the company’s ability to continue as a going concern.  A reconciliation of operating cash flows to EBITDA and Adjusted EBITDA is included below.

	3rd Quarter		September YTD
$ in Millions	2007	2008	2007	2008
Net Cash provided by Operating Activities	$20.9	$22.7	$29.2	$51.0
Changes in Operating Assets and Liabilities	(9.1)	(9.7)	(6.6)	(6.5)
Other and Non-Cash Expenses	1.4	1.7	(29.9)	3.6
Income Tax Expense	(4.3)	(3.8)	(5.4)	(9.7)
Interest Expense	11.3	11.5	28.9	35.0
EBITDA	20.2	22.4	16.2	73.4
Management, Board, & Strategic Fees	0.2	0.3	0.8	0.9
Other	—	0.1	(0.7)	0.1
Stock Option Expense	1.0	0.7	2.6	1.9
FAS 141 Impact	1.1	0.6	1.3	1.9
Loss on Extinguishment of Debt	—	—	23.4	—
Transaction and Related Costs	0.2	—	27.1	—
Adjusted EBITDA	$22.7	$24.1	$70.7	$78.2

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Universal Hospital Services, Inc. believes statements in this presentation looking forward in time involve risks and uncertainties.  The following factors, among others, could adversely affect our business, operations and financial condition causing our actual results to differ materially from those expressed in any forward-looking statements: our history of net losses and substantial interest expense; our need for substantial cash to operate and expand our business as planned; our substantial outstanding debt and debt service obligations; restrictions imposed by the terms of our debt; a decrease in the number of patients our customers are serving; our ability to effect change in the manner in which healthcare providers traditionally procure medical equipment; the absence of long-term commitments with customers; our ability to renew contracts with group purchasing organizations and integrated delivery networks; changes in reimbursement rates and policies by third-party payors; the impact of health care reform initiatives; the impact of significant regulation of the health care industry and the need to comply with those regulations; prolonged negative changes in domestic and global economic conditions; difficulties or delays in our continued expansion into certain of our businesses/geographic markets and developments of new businesses/geographic markets; additional credit risks in increasing business with home care providers and nursing homes; impacts of equipment product recalls or obsolescence; increases in vendor costs that cannot be passed through to our customers; and other Risk Factors as detailed in our Annual Report on Form 10-K/A for the year ended December 31, 2007 as well as our other filings with the Securities and Exchange Commission.